Exhibit 99.1

10390 Pacific Center Court, San Diego, CA 92121-4340 858•646•1100, FAX: 858•646•1150 www.vical.com	News Release

FOR IMMEDIATE RELEASE October 12, 2005

Contacts:	Alan R. Engbring Executive Director, Investor Relations (858) 646-1127 Website: www.vical.com	Jill M. Church Vice President and Chief Financial Officer

Vical Announces Pricing of Common Stock in Registered Direct Offering

SAN DIEGO—October 12, 2005—Vical Incorporated (Nasdaq:VICL) today announced that it has obtained commitments to purchase approximately $22.6 million of its common stock in a registered direct offering. Under the terms of the transaction, Vical will sell approximately 4.7 million shares of its common stock at $4.80 per share to a select group of institutional investors. The 30-day average closing price of Vical common stock was $4.83.

The closing of the offering is expected to take place on October 17, 2005, subject to the satisfaction of customary closing conditions. All of the shares of common stock are being offered by Vical pursuant to an effective registration statement previously filed with the Securities and Exchange Commission. Piper Jaffray & Co. acted as lead placement agent for the offering, with Needham & Company, LLC, and Rodman & Renshaw, LLC, acting as co-placement agents.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The shares of common stock may only be offered by means of a prospectus. Copies of the final prospectus supplement and accompanying base prospectus can be obtained from Piper Jaffray & Co. at 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402, +1-612-303-6000.

About Vical

Vical researches and develops biopharmaceutical products based on its patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases. Potential applications of the company’s DNA delivery technology include DNA vaccines for infectious diseases or cancer, in which the expressed

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protein is an immunogen; cancer immunotherapeutics, in which the expressed protein is an immune system stimulant; and cardiovascular therapies, in which the expressed protein is an angiogenic growth factor. The company has retained all rights to its internally developed product candidates. In addition, the company collaborates with major pharmaceutical companies and biotechnology companies that give it access to complementary technologies or greater resources. These strategic partnerships provide the company with mutually beneficial opportunities to expand its product pipeline and serve significant unmet medical needs. Additional information on Vical is available at www.vical.com.

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected, including: whether the offering will close as expected on October 17, if at all; whether any product candidates will be shown to be safe and efficacious in clinical trials; the timing of clinical trials; whether Vical or its collaborative partners will seek or gain approval to market any product candidates; the dependence of the company on its collaborative partners; and additional risks set forth in the company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

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